Exhibit 99.1

                  Cypress Bioscience, Inc. Announces
           Fourth Quarter and Fiscal Year End 2005 Results

    SAN DIEGO--(BUSINESS WIRE)--March 15, 2006--Cypress Bioscience, Inc. (NASDAQ:CYPB) today announced its financial results for the fourth quarter and year ended December 31, 2005. For the quarter ended December 31, 2005, the Company reported a net loss of approximately $1.8 million or $0.06 per share basic and diluted compared to a net loss of approximately $2.5 million or $0.08 per share basic and diluted for the corresponding period in 2004. For the year ended December 31, 2005, the Company reported a net loss of approximately $8.6 million or $0.28 per share basic and diluted compared to a net loss of approximately $11.2 million or $0.40 per share basic and diluted for the corresponding period in 2004. At December 31, 2005, the Company had cash, cash equivalents and investments totaling $109.6 million.
    The Company reported revenues of $1.3 million and $8.4 million for the quarter and year ended December 31, 2005, respectively, compared to $3.3 million and $14.4 million for the quarter and year ended December 31, 2004, respectively. The revenues recognized during 2005 and 2004 consist solely of amounts earned pursuant to the Company's collaboration agreement with Forest Laboratories for the development and marketing of milnacipran, which was entered into during January 2004. Such revenues include the recognition of the upfront payment of $25.0 million on a straight-line basis over a period of 8 years, sponsored development reimbursements and funding received from Forest Laboratories during 2004 for certain of our employees devoted to the development of milnacipran.
    Total operating expenses for the quarter and year ended December 31, 2005 were $3.7 million and $19.5 million, respectively, compared to $6.2 million and $26.7 million for the quarter and year ended December 31, 2004, respectively. The decrease in operating expenses for the quarter ended December 31, 2005 compared to the corresponding period in 2004 was primarily due to a decrease in costs incurred in connection with the first Phase III trial, which was completed during the second half of 2005. Also contributing to the decrease was the recognition of compensation expense related to variable stock options of $75,000 for the fourth quarter of 2005 compared to $679,000 for the fourth quarter of 2004. The decrease in operating expenses for the year ended December 31, 2005 compared to the corresponding period in 2004 was due mainly to non-recurring, non-cash compensation charges recognized during 2004, primarily consisting of $2.4 million related to stock options previously granted to consultants for services that vested upon the completion of the collaboration agreement with Forest Laboratories and $2.8 million in connection to the accounting treatment for stock options related to the resignation of certain board members to roles as consultants during the first quarter of 2004, a one-time, success-based fee paid to our investment bankers in connection with the closing of our collaboration agreement with Forest Laboratories in January 2004 and a $1.25 million sublicense fee paid to Pierre Fabre in connection with our collaboration agreement with Forest Laboratories. This decrease in operating expenses for 2005 was partially offset by license fees of $3.1 million incurred during 2005 in connection with our sleep apnea program and a one-time, success-based fee paid to advisors in connection with the closing of our licensing agreement with Organon in June 2005. Also contributing to the decrease was the recognition of a compensation benefit related to variable stock options of $1.7 million for the year ended December 31, 2005 compared to $0.7 million for the corresponding period in 2004.

    About Cypress Bioscience, Inc.

    Cypress is committed to be the innovator and leader in providing products that improve the treatment of Functional Somatic Syndromes, including Fibromyalgia Syndrome (FMS), and other central nervous system conditions, such as Obstructive Sleep Apnea (OSA). Cypress' strategy involves acquiring/in-licensing undervalued central nervous system active compounds and developing them for new indications.
    In August 2001, Cypress licensed from Pierre Fabre Medicament its first product for clinical development, milnacipran. The license agreement provides Cypress with an exclusive license to develop and sell any products with the compound milnacipran as an active ingredient for any indication in the United States and Canada. On January 9, 2004, Cypress entered into a collaboration agreement with Forest Laboratories for the development and marketing of milnacipran. The top-line results from the first Phase III trial evaluating milnacipran as a potential treatment for FMS were announced in September 2005. Although the results did not achieve statistical significance at the p less than 0.05 level, Cypress believes the preliminary results support continuation of the development program for milnacipran, which includes an ongoing second Phase III study that was commenced in October 2004 and an additional third Phase III study that was initiated in the first quarter of 2006.
    In 2005 Cypress entered into three licensing transactions for its second clinical development program -- OSA. Specifically, Cypress has licensed mirtazapine-related patents from Organon, and patents from two other parties that provide the opportunity to combine mirtazapine with a second approved agent to both potentially augment efficacy and improve tolerability. Pilot studies evaluating various potential therapeutic agents as treatments for OSA are ongoing.
    We are continuing to evaluate other various potential strategic transactions, including the potential acquisitions of products, technologies and companies, and other alternatives.
    For more information about Cypress, please visit the Company's web site at www.cypressbio.com.

    This press release, as well as Cypress' SEC filings and web site at http://www.cypressbio.com, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the potential of milnacipran to treat FMS and other related Functional Somatic Syndromes, our OSA program and any new potential strategic transaction. Actual results could vary materially from those described as a result of a number of factors, including those set forth in Cypress' Annual Report on Form 10-K and any subsequent SEC filings. In addition, there is the risk that because we did not achieve statistical significance on our primary endpoints for the first Phase III clinical trial evaluating milnacipran for FMS, the FDA may not accept the first completed Phase III trial as one of the two pivotal trials required for NDA approval even if we do decide to submit it as such; that upon further analysis of our first Phase III clinical trial, we and Forest may elect not to continue development of milnacipran; that the results from our second and/or third Phase III clinical trial may not achieve statistical significance; and that we may not be able to protect our milnacipran related patents and proprietary technology. Further, there is a risk that we may not be able to realize or successfully develop a product for OSA, and that mirtazapine may not be an effective treatment for OSA; that mirtazapine alone or in combination with any other compound may not be safe and effective in patients with OSA; that our intellectual property position for our OSA program may not be useful or defensible; that we may encounter regulatory or other difficulties in developing a product for OSA, especially in light of the fact that a combination drug may be selected for development; and that we may not be successful in identifying, acquiring, licensing and developing any additional product candidates. Cypress undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this press release, except as required by law.


                       CYPRESS BIOSCIENCE, INC.
                       Condensed Financial Data
                 (In thousands except per share data)

Statement of Operations Data:

                                   Quarters ended      Years ended
                                    December 31,       December 31,
                                     2005     2004     2005      2004
                                   -------  -------  -------  --------
                                     (unaudited)       (unaudited)
Revenues under collaborative
 agreement                        $ 1,266  $ 3,297  $ 8,385  $ 14,415

Operating expenses:
  Research and development          2,585    3,992   15,520    15,201
  General and administrative          900    1,280    4,770     5,733
  Non-cash compensation charges       113      280      998     6,479
  Compensation expense (benefit)
   -- variable stock options           75      679   (1,749)     (699)
                                   -------  -------  -------  --------
Total operating expenses            3,673    6,231   19,539    26,714
                                   -------  -------  -------  --------

Other income, net                     610      385    2,527     1,084
                                   -------  -------  -------  --------

Net loss                          $(1,797) $(2,549) $(8,627) $(11,215)
                                   =======  =======  =======  ========

Net loss per share -- basic and
 diluted                          $ (0.06) $ (0.08) $ (0.28) $  (0.40)
                                   =======  =======  =======  ========

Shares used in computing net loss
 per share -- basic and diluted    31,902   30,039   31,105    27,765
                                   =======  =======  =======  ========


Balance Sheet Data:

                                        December 31,    December 31,
                                            2005            2004
                                       ---------------  --------------

Assets
 Cash, cash equivalents and short-
  term investments                    $       109,613  $      112,024
 Other current assets                           1,097           6,259
 Other non-current assets                          82             107
                                       ---------------  --------------
   Total assets                       $       110,792  $      118,390
                                       ===============  ==============

Liabilities and Stockholders' Equity
 Current liabilities                  $         5,174  $        5,445
 Long-term liabilities                         15,643          18,771
 Stockholders' equity                          89,975          94,174
                                       ---------------  --------------
   Total liabilities and
    stockholders' equity              $       110,792  $      118,390
                                       ===============  ==============




    CONTACT: Cypress Bioscience, Inc.
             Sabrina Martucci Johnson/Mary Gieson, 858-452-2323